U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Boyle                            James                 J.
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   (Last)                            (First)              (Middle)

     Cardinal Resources, Inc.
     50 Main Street
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                                    (Street)

     White Plains                      NY                 10606
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation (SMSC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     02/03
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                            5.             6.
                                                4.                          Amount of      Owner-
                                                Securities Acquired (A)or   Securities     ship
                                                Disposed of (D)             Beneficially   Form:       7.
                                                (Instr. 3, 4 and 5)         Owned at       EndDirect   Nature of
                    2.            3.            -------------------------   of Issuer's    (D) or      Indirect
1.                  Transaction   Transaction              (A)              Fiscal Year    Indirect    Beneficial
Title of Security   Date          Code              Amount  or  Price       (Instr. 3      (I)         Ownership
(Instr. 3)          (mm/dd/yy)    (Instr. 8)               (D)              and 4)         (Instr.4)   (Instr. 4)
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Common Stock                                                                1,216          D
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Common Stock        10/04/00      G5(1)             500    D    --                         I           By Corp.
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Common Stock        04/16/02      G                 500    D    --                         I           By Corp.
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Common Stock        04/16/02      G                 500    D    --          146,100        I           By Corp.
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Common Stock                                                                5,000          I           By Trust*
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Common Stock                                                                2,000          I           By Trust**
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*  If the form is  filed by more  than one  Reporting  Person,  see  Instruction
   4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                   (Print or Type Responses)                      (Over)




FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                 2.                                                                                      Deriv-    of
                 Conver-                    5.                                7.                         ative     Deriv-   11.
                 sion                       Number of                         Title and Amount           Secur-    ative    Nature
                 or                         Derivative     6.                 of Underlying      8.      ities     Secur-   of
                 Exer-                      Securities     Date               Securities         Price   Bene-     ity:     In-
                 cise     3.                Acquired (A)   Exercisable and    (Instr. 3 and 4)   of      ficially  Direct   direct
                 Price    Trans-    4.      or Disposed    Expiration Date    ----------------   Deriv-  Owned     (D) or   Bene-
1.               of       action    Trans-  of (D)         (Month/Day/Year)             Amount   ative   at End    In-      ficial
Title of         Deriv-   Date      action  (Instr. 3,     -----------------            or       Secur-  of        direct   Owner-
Derivative       ative    (Month/   Code    4 and 5)       Date     Expira-             Number   ity     Year      (I)      ship
Security         Secur-   Day/      (Instr. ------------   Exer-    tion                of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)     8)      (A)     (D)    cisable  Date      Title     Shares   5)      4)        4)       4)
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Director Stock   $17.410  07/10/02  A       12,000  --     07/10/02 07/10/12  Common    12,000   --      12,000    D        --
Option                                                                        Stock
(Right to Buy)
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Explanation of Responses:

*    Held in Incentive Savings and Retirement Plan
**   Held in IRA Account
(1)  Transaction not previously reported on fiscal year 2001 Form 5.


  /s/Michael LaBosco (as Attorney-in-Fact)                    03/23/03
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     **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.